EXHIBIT 99.2

Najeeb Ghauri, Chairman and CEO of NetSol Technologies Discusses
Third Quarter 2013 Results and the Trends Driving the Company’s Growth

Video Transcript: May 9, 2013

Najeeb Ghauri:
I’m standing in front of NetSol’s North American headquarters in California where hundreds of thousands of cars pass by everyday on one of the busiest of freeways. The majority of these cars are leased and financed or financed. But that is not the case with our fastest growing market, the Asia Pacific. As we know, there are more  car sales but leasing and financing are still new and relatively young; and that’s where NetSol has been focusing on growth for the next few years to come.

This paradigm, shift is fueling strong growth throughout the ASEAN region, with the six largest markets recording a 28 percent increase in sales volume.

For example:

•	Thai sales were up 48 percent;

•	Indonesia, 18 percent;

•	Malaysia, nearly 14 percent.

This is important to NetSol as the changing market dynamics attract auto captive finance companies and others to enter the region, many of which already rely on our solution.

This market trend is helping to drive four consecutive quarters of recording revenue, with third quarter revenue reaching $12.8 million, and recording a solid bottom line.

And we are not slowing down.  We will rapidly grow our market share, bolstering our operation in Thailand, China, Australia, and many other emerging markets in the region because those are the markets that are expanding exponentially. We believe NetSol is in the right place in all of those countries in the region where we can expand the company for many many years to come.